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                                                                     Exhibit 2.3
                                   Exhibit A
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                              STATEMENT PROCEDURES
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     The Statement, the Initial Final Statement and the Final Statement shall be prepared in accordance with the following procedures. All terms not defined herein shall have the meaning set forth in the Agreement.

     The following categories of Assets and Liabilities shall be included in the Statement, the Initial Final Statement and the Final Statement, and the amount set forth for each category thereof shall be determined as specified. For purposes of the Statement, all amounts shall be estimates as of the date seven
(7) days preceding the Closing Date of applicable amounts on the Closing Date. For purposes of the Initial Final Statement and the Final Statement, all amounts shall be as of the Closing Date.

     Additional Assets.  Additional Assets shall be set forth at the Recorded
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Book Value of the Additional Assets net of accumulated depreciation and excluding all Purchase Accounting Adjustments.

     Amounts Due From Banks and Cash on Hand.  Amounts Due From Banks shall be
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set forth in the Statement at Recorded Book Value, but shall be reduced in the
Initial Final Statement and the Final Statement if and to the extent such amounts have not been received by Purchaser by the time Seller presents the Initial Final Statement. Cash on Hand shall be set forth at the dollar amount of all petty cash, vault cash, teller cash, and prepaid postage maintained at the Designated Branches, CASC and Seller's Hawaii Division central vault in Honolulu, as reflected on Seller's books and records for purposes of the Statement and as determined in accordance with Section 2.12 of the Agreement for purposes of the Initial Final Statement and Final Statement.

     Asset/Liability Premium.  The Asset/Liability Premium shall be calculated
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in accordance with Section 2.2 of the Agreement.

     Assumed Deposits.  Assumed Deposits shall be set forth at the Recorded Book
     ----------------
Value of the Branch Deposits, the Escheatable Deposits and the Government Accounts, together with Accrued Interest thereon.

     Designated Branch Real Estate and Designated Operating Site Real Estate.
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Designated Branch Real Estate and Designated Operating Site Real Estate shall be set forth at the Recorded Book Value thereof excluding all Purchase Accounting Adjustments.

     Furniture Fixtures and Equipment.  FF&E shall be set forth at the Recorded
     --------------------------------
Book Value of the FF&E net of accumulated depreciation and excluding all Purchase Accounting Adjustments.

     Improvements.  Improvements shall be set forth at the Recorded Book Value
     ------------
of the Improvements net of accumulated amortization and excluding all Purchase Accounting Adjustments.

     Loans and New Loans.  Loans and New Loans shall be set forth at the Loan
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Balance thereof, plus Accrued Interest thereon, as reflected in and based on the applicable Loan Documents, less the Allowance for Loan Losses.  The Allowance for Loan Losses shall be calculated as set forth on Annex 1 hereto.
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     Other Assets.  The Other Assets shall be set forth at the Recorded Book
     ------------
Value thereof and excluding all Purchase Accounting Adjustments. Prepaid Expenses and prorated fees shall be determined pursuant to the provisions of
Section 2.6 of the Agreement. All Other Assets for which payment is due but not paid by the date which is seventy-five (75) days after the Closing Date shall be re-assigned to Seller and deleted from the Initial Final Statement and Final Statement.

     Other Liabilities.  Other Liabilities shall be set forth at the Recorded
     -----------------
Book Value thereof excluding any Purchase Accounting Adjustments. Accrued Expenses and prorated fees shall be determined pursuant to the provisions of
Section 2.6 of the Agreement, and Loan Commitment fees shall be determined in accordance with Section 2.8 of the Agreement. All Other Liabilities which are "Suspense Accounts" or similar items which are to be identified to and applied to an Assumed Deposit, Loan, escrow account or other customer account but have not been so identified by Seller by the date which is thirty (30) days after the Closing Date shall, at Purchaser's option, be re-assumed by Seller and deleted from the Initial Final Statement and Final Statement.

     Retail Repos.  Retail Repos shall be set forth at Recorded Book Value plus
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Accrued Interest thereon.

                                       2
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                              Annex 1 to Exhibit A
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Allowance for Loan Losses:
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The allowance for loan losses should be calculated as follows for Loans as of the Closing Date.

(a) The factor below shall be multiplied by the outstanding principal balance as of the date of closing.

     DESCRIPTION OF LOAN                                     ALLOWANCE RATE
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

     Commercial loans with BACCR 4 or better rating              1.25%
     Auto loans                                                  0.69
     Consumer lines of Credit and personal reserve accounts      4.02
     Other Consumer loans                                        0.14
     Personal                                                    9.15
     Real estate secured consumer loans                          0.80
     Business banking loans on the AFS and RLS systems
        with a BACCR 4 or better rating                          1.68
     First mortgages                                             0.30

(b) The amount of the allowance for each loan type arrived at in (a) shall be summed.

(c) $1,250,000 shall be added to sum determined in (b) above to arrive at the total allowance.